Exhibit 99.1

Aprea Therapeutics Reports Second Quarter 2025 Financial Results and Provides a Clinical Update

Early evidence of disease control was observed in the ongoing Phase 1 ACESOT-1051 trial, with three patients achieving stable disease in the 70 mg and 100 mg cohorts treated with the WEE1 inhibitor, APR-1051

$16.5 million in cash and cash equivalents as of June 30, 2025

DOYLESTOWN, PA, August 12, 2025 (GLOBE NEWSWIRE) – Aprea Therapeutics, Inc. (Nasdaq: APRE) (“Aprea”, or the “Company”), a clinical-stage biopharmaceutical company developing innovative treatments that exploit specific cancer cell vulnerabilities while minimizing damage to healthy cells, today reported financial results for the second quarter ended June 30, 2025, and provided a business update.

"We are pleased with our progress in 2025, as emerging data from both of our lead programs demonstrate evidence of clinical activity,” said Oren Gilad, Ph.D., President and Chief Executive Officer of Aprea. “In the ACESOT-1051 trial of our oral WEE1 inhibitor APR-1051, we have observed three patients with stable disease to date, one in the 70mg cohort and two in the 100mg cohort, including an early clinical signal in an HPV-positive head and neck squamous cell carcinoma, and in rectal and uterine cancer patients. For our macrocyclic ATR inhibitor, ATRN-119, the ongoing dose escalation study has shown early activity, with seven patients achieving stable disease to date, including three with meaningful tumor shrinkage at the 550 mg twice daily dose. Overall, these early signs of clinical validation continue to strengthen our confidence in the potential of our DDR assets and to deliver meaningful therapeutic advances for patients with cancer.”

Key Business Updates and Potential Upcoming Key Milestones

ACESOT-1051: A Biomarker Focused, Phase 1 Trial of Oral WEE1 inhibitor, APR-1051

●	APR-1051 is a potent and selective small molecule WEE1 inhibitor designed to potentially solve tolerability challenges of the WEE1 class and may achieve greater clinical activity than other programs currently in development. Aprea is advancing APR-1051 as monotherapy in cancers with well-defined biomarkers that may predict sensitivity to WEE1 inhibition. Among these, cancers over-expressing Cyclin E represent a high unmet medical need. Patients with Cyclin E over-expression have poor prognosis and, currently, lack effective therapies options.
●	Patients are currently being enrolled at the 100 mg once-daily dose level in the ongoing Phase 1 ACESOT-1051 (A Multi-Center Evaluation of WEE1 Inhibitor in Patients with Advanced Solid Tumors, APR-1051). Based on data to date, APR-1051 has demonstrated an encouraging tolerability profile. Following successful clearance of the 100 mg cohort, dose escalation is expected to continue with enrollment at 150 mg level. Earlier in 2025, the dosing schedule was revised based on pharmacokinetic data to potentially further support a higher therapeutic window.
●	Enrollment criteria in the ACESOT-1051 trial have been expanded to include patients with HPV+ tumors. Evidence of early disease control has been observed in a patient diagnosed with HPV+ head and neck squamous cell carcinoma (HNSCC) treated with a subtherapeutic 70 mg once daily oral dose of APR-1051. At the first radiographic assessment, this patient was noted to have stable disease with a 5% tumor reduction.

●	Additional safety and efficacy data from the ACESOT-1051 study are anticipated in the second half of 2025, with completion of the dose-escalation phase expected in the first half of 2026. Aprea intends to submit an abstract to a major oncology conference.
●	Pending additional data, future arms of ACESOT-1051 may evaluate APR-1051 in combination with checkpoint inhibitors to address unmet medical needs across distinct patient populations.
●	For more information, refer to ClinicalTrials.gov NCT06260514.

Collaboration with MD Anderson Cancer Center

●	Aprea entered into a translational research collaboration with MD Anderson Cancer Center earlier in 2025. New preclinical results on APR-1051 showed: 1) potent single-agent activity for APR-1051 across a broad panel of human and murine head and neck cancer cell lines, including HPV+ subtypes, and 2) significant anti-tumor synergy with APR-1051 plus anti–PD-1 therapies in HPV+ HNSCC models, positioning APR-1051 as a candidate for combination-based clinical trials.

ABOYA-119: Ongoing Clinical Trial Evaluating ATR inhibitor, ATRN-119

●	ATRN-119 is a potent and highly selective first-in-class macrocyclic ATR inhibitor, designed and developed to be used in patients with mutations in DDR-related genes. Cancers with mutations in DDR-related genes represent a high unmet medical need. These patients often have a poor prognosis and currently lack effective therapeutics options.
●	ATRN-119 is being evaluated in the open-label Phase 1/2a clinical trial (ABOYA-119) as monotherapy in patients with advanced solid tumors having at least one mutation in a defined panel of DDR-related genes. Seven patients have demonstrated stable disease to date, with three patients in the 550 mg twice daily cohort showing tumor shrinkage of 7%, 14% and 21%. Dose limiting toxicity was observed in two patients at 550 mg twice daily. Patients are now being dosed at a 400 mg twice daily schedule to further refine and optimize therapeutic efficacy and tolerability.
●	Additional safety and efficacy data from ABOYA-119 are expected in the second half of 2025 and the recommended Phase 2 dose is expected to be identified in the first half of 2026.
●	Pending additional data, future arms of ABOYA-119 may evaluate ATRN-119 in combination with other therapies to address unmet medical needs for a distinct patient population.
●	For more information on ABOYA-119, please refer to clinicaltrials.gov NCT04905914.

Select Financial Results for the Second quarter Ended June 30, 2025

●	As of June 30, 2025, the Company reported cash and cash equivalents of $16.5 million compared to $22.8 million as of December 31, 2024. The Company believes its cash and cash equivalents as of June 30, 2025, will be sufficient to meet its currently projected operating expenses and capital expenditure requirements into Q2 2026.
●	For the second quarter ended June 30, 2025, the Company reported an operating loss of $3.4 million, compared to an operating loss of $3.8 million in the second quarter of 2024.
●	Research and Development (R&D) expenses were $1.9 million for the quarter ended June 30, 2025, compared to $2.6 million for the second quarter of 2024. The decrease in R&D expense was primarily related to higher expenses in 2024 related to study start up activities in preparation for enrollment of the first patient into ACESOT-105, our Phase 1 dose-escalation study of APR-1051, and a decrease in personnel costs.
●	General and Administrative (G&A) expenses were $1.6 million for the quarter ended June 30, 2025, compared to $1.9 million for the second quarter of 2024. The decrease in G&A expense was primarily related to a decrease in professional fees primarily related to legal expenses and a decrease in personnel costs.
●	The Company reported a net loss of $3.2 million ($0.53 per basic share) on approximately 6.1 million weighted average common shares outstanding for the quarter ended June 30, 2025, compared to a net loss of $3.5 million ($0.58 per basic share) on approximately 5.9 million weighted average common shares outstanding for the comparable period in 2024.

About Aprea

Aprea is pioneering a new approach to treat cancer by exploiting vulnerabilities associated with cancer cell mutations. This approach was developed to kill tumors but to minimize the effect on normal, healthy cells, decreasing the risk of toxicity that is frequently associated with chemotherapy and other treatments. Aprea’s technology has potential applications across multiple cancer types, enabling it to target a range of tumors, including ovarian, endometrial, colorectal, prostate, and breast cancers. The company’s lead programs are APR-1051, an oral, small-molecule inhibitor of WEE1 kinase, and ATRN-119, a small molecule ATR inhibitor, both in clinical development for solid tumor indications. For more information, please visit the company website at www.aprea.com.

The Company may use, and intends to use, its investor relations website at https://ir.aprea.com/ as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Forward-Looking Statement
Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended related to our study analyses, clinical trials, regulatory submissions, and projected cash position. We may, in some cases use terms such as “future,” “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “targeting,” “confidence,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team and on information currently available to management that involve risks, potential changes in circumstances, assumptions, and uncertainties. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize, and achieve market acceptance of our current and planned products and services, our research and development efforts, including timing considerations and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including, without limitation, risks related to the success, timing, and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including our ability to fully fund our disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of our ongoing clinical trials, our understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs, our ability to continue as a going concern, and the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to update such forward-looking statements for any reason, except as required by law.

Investor Contact:

Mike Moyer

LifeSci Advisors

mmoyer@lifesciadvisors.com

Aprea Therapeutics, Inc.
Consolidated Balance Sheets

	June 30,	December 31,
	2025	2024
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$16,532,199	$22,849,885
Prepaid expenses and other current assets	395,011	726,254
Total current assets	16,927,210	23,576,139
Property and equipment, net	70,665	81,522
Restricted cash	40,673	40,170
Other noncurrent assets	271,162	281,662
Total assets	$17,309,710	$23,979,493
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,195,838	$1,352,240
Accrued expenses	1,971,830	2,008,735
Total current liabilities	3,167,668	3,360,975
Commitments and contingencies
Series A convertible preferred stock, $0.001 par value, 40,000,000 shares authorized; 31,194 and 56,227 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	727,361	1,311,063
Stockholders’ equity:
Common stock, $0.001 par value, 400,000,000 shares authorized, 5,752,175 and 5,481,055 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	5,752	5,481
Additional paid-in capital	352,250,747	350,971,225
Accumulated other comprehensive loss	(10,628,417)	(10,627,379)
Accumulated deficit	(328,213,401)	(321,041,872)
Total stockholders’ equity	13,414,681	19,307,455
Total liabilities and stockholders' equity	$17,309,710	$23,979,493

Aprea Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Grant revenue	$118,111	$561,574	280,574	$942,143
Operating expenses:
Research and development	1,912,213	2,557,679	$4,395,279	$4,158,052
General and administrative	1,593,671	1,850,819	3,358,650	$3,780,685
Total operating expenses	3,505,884	4,408,498	7,753,929	7,938,737
Loss from operations	(3,387,773)	(3,846,924)	(7,473,355)	(6,996,594)
Other income (expense):
Interest income, net	178,027	382,374	382,753	$665,777
Foreign currency (loss) gain	(29,124)	(5,502)	(80,927)	$50,674
Total other income	148,903	376,872	301,826	716,451
Net loss	$(3,238,870)	$(3,470,052)	$(7,171,529)	$(6,280,143)
Other comprehensive loss:
Foreign currency translation	(1,681)	(1,948)	(1,038)	$(17,031)
Total comprehensive loss	$(3,240,551)	$(3,472,000)	$(7,172,567)	$(6,297,174)
Net loss per share attributable to common stockholders, basic and diluted	$(0.53)	$(0.58)	$(1.19)	$(1.24)
Weighted-average common shares outstanding, basic and diluted	6,083,329	5,937,291	6,038,845	$5,067,809